EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered as of the 30th day of April, 2009, by and between L. Allen Baker, Jr. (“Employee”) and LTN Staffing, LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing temporary staffing to third parties; and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.           EFFECTIVE DATE AND COMMENCEMENT DATE.    The Effective Date of this Agreement shall be the date first written above. Employee’s employment shall commence on April 27, 2009 (the “Commencement Date”). Unless earlier terminated pursuant to the terms hereof, the term of Employee’s employment under this Agreement shall continue for one year from the Commencement Date and thereafter shall continue for successive one (1) year periods (the initial period and each successive one-year period referred to as an “Employment Period’’) until terminated as provided herein.

2.           EMPLOYMENT DUTIES.    Employee shall be employed as the President and Chief Executive Officer of the Company, with the authority, duties and responsibilities assigned to Employee by the Board of Managers (the ‘‘Board”) of LTN Acquisition, LLC, the sole Member of the Company (“LTN Acquisition”). Employee shall report to the Board. Employee shall devote all of his working time and efforts exclusively to the performance of his duties under this Agreement and shall not, without the prior written approval of the Company (which shall not be unreasonably withheld; it being understood that the Company may withhold its approval if the Company believes such activity is competitive with the Company or may interfere or conflict with Employee’s performance of his duties and obligations hereunder), be employed or otherwise engaged in any other business activity. Employee shall be employed at the Company’s executive office. Employee shall perform his duties during normal business hours at such executive office, except when his duties require business travel. At the request of LTN Acquisition, Employee agrees to serve on the Board without additional compensation.

3.           CONSIDERATION.

3.1	Salary. The Company shall pay Employee a gross annualized salary of no less than $265,000 for each Employment Period which shall be payable in accordance with the standard payroll practices of the Company (subjcct to such withholdings and other normal employee deductions as may be required by law) for his services pursuant to this Agreement. The Company and Employee agree that Employee’s annual compensation for each Employment Period will be reviewed and evaluated annually by the Board to determine appropriate adjustments but under no circumstances shall Employee’s annual compensation for each Employment Period be less than $265,000.

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3.2	Bonus. Beginning with the calendar year 2010 and for each calendar year thereafter during the term of this Agreement, Employee shall be eligible to receive an annual cash bonus (subject to such withholdings and other normal deductions as may be required by law) based upon the profitability of the Company. Profitability, for purposes of this Agreement, shall be based on the Company’s “EBITDA” (as such term is defined in that Loan Agreement dated October 17, 2007, by and between the Company and Fifth Third Bank (Chicago)), as determined by the Company’s then firm of accountants based on the Company’s audited financial statements for the applicable calendar year (which determination shall be binding upon the parties and conclusive). At the beginning of each calendar year, the Board will approve an operating EBITDA budget for the Company. If the Company achieves at least eighty five percent (85%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to ten percent (10%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided, however, that if the Company achieves at least ninety five percent (95%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to twenty-five percent (25%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided further, that if the Company achieves at least one hundred percent (100%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to forty percent (40%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided, further, that if the Company achieves at least one hundred and ten percent (110%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to fifty five percent (55%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such greater amount as determined in the sole discretion of the Board). The cash bonus will be payable within ten (10) days of the completion of the Company’s annual audit for the calendar year.

3.3	Class B Unit Equity Incentive. Within thirty (30) days of the Commencement Date, Employee shall be awarded 87,010 Class B Units of LTN Acquisition, representing approximately five percent (5%) of the Class A Units of LTN Acquisition which are outstanding as of the Effective Date. Such Class B Units shall vest twenty-five percent (25%) on the date of the award and twenty-five percent (25%) on each of the three (3) anniversaries of the date of such award. The foregoing award shall be pursuant and to subject the terms and conditions of the LTN Acquisition, LLC Ownership Incentive Plan and the Restricted Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”).

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3.4	Class A Unit Purchase Option. Beginning on the Commencement Date and ending on the three (3) month anniversary hereof, Employee shall have an option to purchase up to 200,000 Class A Units of LTN Acquisition for a purchase price of S2.50 per Class A Unit. Upon exercise of this option, Employee shall be required to execute a joinder to the Amended and Restated Limited Liability Agreement of LTN Acquisition (the “Operating Agreement”).

3.5	Benefits. Employee shall participate in any of the Company’s various health and insurance benefit programs that the Company provides to its other employees whose responsibilities and duties are comparable to those of Employee. The Company may modify or terminate employee benefits at any time in its sole discretion. The Company shall pay for all such health and benefit programs provided to Employee, including Employee’s portion thereof (and for the avoidance of doubt, Employee’s portion includes his dependents).

3.6	Holidays and Vacations. Employee shall be entitled to such paid holidays as may be designated by the Company. In addition, Employee shall be entitled to vacation time of four (4) weeks for each Employment Period, provided, however, that no more than two (2) weeks of vacation may be taken consecutively. Unused vacation time may not be carried over from one Employment Period to another. Except as provided in Sections 4.4 and 4.5 below, Employee shall not be paid for unused vacation or holiday time, regardless of whether it is accrued or is not accrued.

3-7	Temporary Housing and Transportation The Company shall reimburse Employee each month for a twelve (12) month period beginning from the Commencement Date for Employee’s actual apartment rental, rental car, and airfare between Chicago, Illinois, and Employee’s permanent address, provided, however, that in no event shall the total amount of the reimbursement for such twelve (12) month period exceed $51,000.

3.8	Moving/Relocation Costs and Expenses. The Company shall reimburse Employee for reasonable moving/relocation costs and expenses in connection with Employee’s relocation, within twelve (12) months from the Commencement Date, from Colorado Springs to a location within fifty (50) miles of Company’s executive office in Waukegan, Illinois, which expenses in no event shall exceed a total amount of $15,000.

3.9	Expenses. Subject to such policies as may from time to time be established by the Company, the Company shall reimburse Employee for reasonable expenses actually incurred or paid by Employee in the performance of Employee’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting documentation as the Company may require.

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4.	TERMINATION.

4.1	Term. Employee’s employment shall continue for successive one (1) year Employment Periods unless terminated by (a) the death of Employee, effective as of the date of death; (b) the inability, by reason of a mental or physical condition, to perform the essential functions of Employee’s position, with reasonable accommodation, for an uninterrupted period of sixty (60) consecutive business days or shorter periods aggregating to sixty (60) business days during any continuous twelve (12) month period, or such longer period as may be required by law (“‘Incapacity”); or (c) Employee or the Company, for any lawful reason or no reason, provided that if the termination by the Company is without Cause or the termination by Employee is without Good Reason, the Company or Employee, as applicable, shall provide the other party with thirty (30) days written notice prior to the effective date of the termination. Employee shall be required to give written notice of termination of his employment within thirty (30) days after the occurrence of Good Reason; otherwise, the event(s) relating to such Good Reason and Employee’s right to terminate his employment by reason thereof shall be deemed waived.

4.2	Definition of Cause. For purposes of this Agreement, “Cause” for termination by the Company shall be deemed to exist if: (a) Employee is convicted of a felony; (b) the Board determines that Employee has engaged in acts of material personal dishonesty or fraud involving the Company; (c) Employee materially breaches this Agreement (other than the third sentence of Section 2 hereof or as provided in subsection (e) below), provided that Employee is given written notice by the Board of such material breach and such material breach is not cured within thirty (30) days from the date of Employee’s receipt of such notice; (d) Employee breaches the third sentence of Section 2 hereof or the Covenant Agreement referred to in Section 5 below or (e) Employee refuses or fails to perform the duties assigned to him in accordance with this Agreement (other than by reason of death or Incapacity) and such duties refused or failed to be performed are not materially different from those associated with those in the executive office of president or chief executive officer and are not illegal, provided that Employee is given written notice by the Board of the specific nature of the failure to perform and Employee does not correct such failure within ten (10) days after Employee’s receipt of such notice.

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4.3	Definition of Good Reason. For purposes of this Agreement, “Good Reason” for Employee’s termination of this Agreement shall mean (a) a material change in Employee’s title of President and Chief Executive Officer or the assignment of duties and responsibilities materially different from those associated with such positions and such material change is not cured within thirty (30) days from the date of receipt by the Company of written notice thereof from Employee; (b) a change in the reporting of Employee to the Board unless in connection with a Change of Control (as hereinafter defined) of the Company; (c) a Change of Control of the Company where, in addition to such Change of Control, within one (1) year after such Change of Control Employee is terminated without Cause or after such Change of Control there is a change in the location of the Company’s executive office to a new location more than fifty (50) miles from Waukegan, Illinois (or such location of the Company’s executive office as of the date of such Change of Control), or there occurs a material change as described in subsection (a) above that is not cured as provided therein; or (d) a change of location of the executive office to a new location more than fifty (50) miles from Waukegan, Illinois, without the consent of Employee A Change in Control occurs on the date (i) that any person, or one or more persons acting as a group, acquires in one transaction or series of one or more related transactions ownership of (A) membership interests of the Company or LTN Acquisition that together with membership interests held by such person or group, has more than fifty percent (50%) of the total fair market value or total voting power of the membership interests of the Company or (B) LTN Acquisition (provided that an acquisition of membership interests in LTN Acquisition shall not be treated as a Change in Control if the membership interests are issued by LTN Acquisition in exchange for a contribution of capital to LTN Acquisition and such capital is retained by LTN Acquisition or the Company for use in the business of LTN Acquisition or the Company) or (C) all or substantially all of the Company’s operating assets or (ii) a liquidation of the operating business of the Company without successors or assigns. However, if any one person or group is considered to own more than fifty percent (50%) of the total fair market value or voting power of the membership interests, the acquisition of additional membership interests by the same person or group is not a Change of Control of the Company.

4.4	Termination for Cause or for Other Than Good Reason. In the event that (a) Employee’s employment under this Agreement is terminated by the Company for Cause, or (b) Employee voluntarily terminates his employment with the Company other than for Good Reason, the Company shall pay to Employee (or Employee’s legal representative) any monthly salary, bonus payable but unpaid (subject to adjustment in the case of fraud, misstatement or other similar circumstance), unused vacation, and expense reimbursements, earned or due to Employee through the date of termination but unpaid as of the effective date of termination, less applicable withholding.

4.5	Termination Without Cause or For Good Reason. In the event that Employee’s employment is terminated by the Company without Cause (whether at the end of an Employment Period or otherwise) or by Employee for Good Reason, subject to Employee’s compliance with post-employment termination obligations including, without limitation, as provided in the Covenant Agreement referred to in Section 5 below and subject to applicable withholding, Employee (or Employee’s legal representative), shall receive as severance an amount equal to one (1) month’s base salary for each two (2) months of service to the Company in excess of three (3) months; provided, however, that severance shall not exceed twelve (12) months’ base salary. The foregoing severance payment shall be paid in the same manner and at the same intervals as Employee was being paid immediately prior to termination. In addition, Employee shall be entitled to receive any bonus payable but unpaid (subject to adjustment in the case of fraud, misstatement or other similar circumstance), payment for unused vacation days, and unpaid reimbursements. The foregoing amounts shall be paid in accordance with the Company’s general policy for payment with respect to each of the foregoing items. Employee’s rights under this Section 4.5 shall be contingent upon Employee executing a separation agreement in form and substance substantially similar to the general release attached hereto as Exhibit B and Employee’s return of Company property.

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5.          REQUIRED RESTRICTIVE COVENANT AGREEMENT. Simultaneously with the execution and delivery of this Agreement and as a condition to Employee’s employment with the Company, Employee shall execute a Non-Disclosure of Confidential Information, Non- Solicitation, Non-Interference and Non-Competition Agreement in the form of Exhibit C attached hereto (the “Covenant Agreement”).

6.          ENTIRE AGREEMENT. This Agreement, the Covenant Agreement, and/or the Award Agreement constitute the entire understanding between the parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.

7.          AMENDMENTS. This Agreement may be amended, modified, cancelled or superseded only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as otherwise provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.          SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

9.          ASSIGNMENT. Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of the Company. The Company may assign this Agreement and its rights hereunder in whole, but not in part, to any entity with or into which it may transfer all or substantially all of its assets (and, in such event, the term “Company” as used herein shall mean and refer to such successor-in-interest).

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10.         INDEMNIFICATION.

10.1	Company Indemnity. The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company (or LTN Acquisition) as a manager, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation service with respect to the Board) or with respect to employee benefit plans, Employee shall be indemnified and held harmless by the Company on the same terms and conditions as set forth in Section 12 of the Operating Agreement as if he is an Indemnified Person (as defined therein) against all cost, expense, liability and loss (including, without limitation, costs, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company agrees that it will not alter the indemnification rights of Employee hereunder (including that the Company will not alter Employee’s indemnification rights if the provisions of Section 12 of the Operating Agreement are amended or modified as provided therein) without his written consent.

10.2	No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its member, independent legal counsel or the Board) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee under Section 10.1 above that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its member, independent legal counsel or the Board) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

10.3	Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Employee on terms and conditions not materially less favorable to Employee (taken as a whole) as the liability insurance policy in force and effect on the Commencement Date of this Agreement; provided, that the Company may change or modify the terms and conditions of such policy generally applicable to the covered persons thereunder in accordance with its reasonable business judgment, so long as such change or modification does not have a material adverse effect on the coverage for Employee (taken as a whole).

10.4	Taxes. The Company intends that Employee will be treated as an employee of the Company and that the Company and Employee will pay on the wages paid to Employee hereunder their respective shares of taxes under the Federal Insurance Contributions Act for old-age, survivors and disability insurance and hospital insurance and the Company will pay taxes under the Federal Unemployment Tax Act (“Employment Taxes”). To the extent that payments to Employee under this Agreement are characterized or treated as net earnings from self employment (rather than wages to an employee) for which Employee is subject to tax on self employment income, the Company agrees to promptly reimburse Employee for the sum of (i) the amount of self employment taxes under section 1401(a) of the Internal Revenue Code of 1986, as amended, and the hospital insurance under section 1401(b) of the Internal Revenue Code of 1986, as amended (plus any comparable amount imposed under state and local tax laws) of his self employment income paid hereunder minus (ii) the employment taxes Employee would be responsible for if the payments hereunder were treated as wages subject to Employment Taxes.

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11.         NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by facsimile, overnight delivery, or registered mail, return receipt requested, to the parties at the addresses set forth below, or to such changed address as either party may subsequently give notice of.

If to Employee:

L. Allen Baker, Jr.

1076 Manor Gate Point

Colorado Springs, CO 80906

If to the Company:

LTN Staffing, LLC

c/o Taglich Brothers, Inc.

405 Lexington Avenue, 51st Floor

New York, New York 10174

Attention: Douglas E. Hailey

Notices delivered personally or by overnight delivery shall be effective upon delivery or delivery refused. Notices properly addressed and delivered by mail, return receipt requested, shall be effective upon deposit with the United States Postal Service. Notices sent by facsimile should be prominently marked “URGENT – DELIVER IMMEDIATELY” or with similar language bringing attention to the importance of the transmission.

12.        BINDING EFFECT. Except as otherwise provided in this Agreement, this Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, permitted successors and permitted assigns.

13.        COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

14.        GOVERNING LAW. This Agreement is being executed in the State of Illinois and shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

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15.        CONTINUING OBLIGATIONS. The Covenant Agreement referenced in Section 5 of this Agreement shall survive termination of Employee’s employment for any reason (with or without Cause or Good Reason). Unless otherwise specifically provided in this Agreement, no rights or obligations of either party shall continue after the termination of this Agreement.

16.        OPPORTUNITY TO CONSULT WITH COUNSEL AND COUNSEL FEES. Employee has been given ample time to consult with an attorney of his choice with respect to the terms of this Agreement and the Operating Agreement which Employee will be required to join in connection with his award of Class B Stock under Section 3.3 and/or the exercise of his option under Section 3.4 of this Agreement. The Company shall reimburse Employee for his legal fees with respect to the review of this Agreement and the Operating Agreement in an amount not to exceed twelve thousand dollars ($14,000).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYEE:

LTN STAFFING, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person
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NON-DISCLOSURE OF CONFIDENTIAL INFORMATION,

NON-SOLICITATION, NON-INTERFERENCE AND

NON-COMPETITION AGREEMENT

THIS COVENANT AGREEMENT (this “Covenant Agreement”) is entered into as of the 30th day of April, 2009 (the “Effective Date”) by and between L. Allen Baker, Jr. (‘‘Employee’’) and LTN Staffing, LLC (the “Company”).

1.    Consideration

Employee’s agreement to the restrictions set forth in paragraphs 3, 4, 5, 6 and 7 of this Covenant Agreement is a condition of Employee’s employment. Employee’s employment and access to the Company’s confidential information and business relationships provide consideration supporting this Covenant Agreement. Employee acknowledges receiving sufficient consideration in exchange for this Covenant Agreement.

2.    The Company’s Legitimate Interest

The Company has expended substantial resources acquiring and developing its: (a) proprietary, trade secret and other non-public confidential information; (b) customer relationships; and (c) qualified work force. Protecting these assets is critical to the Company’s survival and success, because a competitor with access to them would have an unfair advantage over the Company. Accordingly, Employee agrees that the Company has a legitimate business interest in protecting these assets and that the restrictive covenants set forth in this Covenant Agreement are a reasonable means of doing so.

3.    Non-Disclosure Of the Company’s Confidential Information

Employee agrees not to use or disclose the Company’s Confidential Information other than within the scope of Employee’s employment with the Company to further the Company’s interests. “Confidential Information” means proprietary, trade secret or other non-public confidential information obtained as a result of Employee’s employment with the Company, including, without limitation, information regarding the identity of the Company’s customers and their preferences and requirements; information regarding the Company’s processes and techniques; technical data of the Company or the Company’s customers; personnel information regarding the Company’s employees; information regarding the Company’s business relationships with vendors; the Company’s business practices and procedures, research and development data, and financial, marketing and economic plans; information regarding the Company’s affiliates; and information pertaining to confidential strategic business assignments Employee performed for the Company.

4.    Non-Competition

During the Employment Period, Employee shall not compete with the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, own an interest in any business or become employed, retained or otherwise engaged to work in any capacity for any person or business engaged in the provision of temporary staffing anywhere within one hundred (100) miles of each of the Company’s current offices (as of the Commencement Date) in Waukegan, Illinois and Milwaukee, Wisconsin, or within one hundred (100) miles of any other office or location which the Company may open, or operate from, during the term of Employee’s employment. Employee agrees that the restrictions on Employee’s activities imposed by this paragraph are reasonable in duration, scope and geography and in all other respects and are narrowly tailored to protect the Company’s legitimate business interests. The Company and Employee agree that the geographic scope is reasonable given that the Company’s business is regional in nature.

5.    Non-Solicitation Of the Company’s Customers

During the term of Employee’s employment. Employee shall not, directly or indirectly, solicit business on behalf of any person or company other than the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, knowingly solicit the business of or do business with any Customer of the Company. “Customer of the Company” means any person or company that Employee directly or indirectly serviced for the Company at any time during the twelve (12) months prior to the termination of Employee’s employment or with respect to which Employee possessed Confidential Information.

6.    Non-Interference With Customers And Suppliers

During the term of Employee’s employment, Employee shall not, directly or indirectly, attempt to persuade any person or entity to reduce the amount of business it does or to cease doing business with the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, attempt to persuade any Customer of the Company or Supplier of the Company to reduce the amount of business it does or to cease doing business with the Company. “Customer of the Company” is defined in paragraph 5. “Supplier of the Company” means any person or entity that provided goods or services to the Company at any time during the twelve (12) months prior to the termination of Employee’s employment.

7.    Non-Solicitation Of the Company’s Personnel, etc.

During the Employment Period, Employee shall not, directly or indirectly, solicit the employment, retention or engagement of, or hire, any employee, independent contractor or personnel of the Company on behalf of any person or entity. For eighteen (18) months after the termination of employment for any reason, Employee shall not, indirectly or indirectly, knowingly solicit the employment, retention or engagement, or hire, of any Personnel of the Company. “Personnel of the Company” means any Lease Employee, independent contractor or other personnel employed, retained or engaged by the Company at any time during the twelve (12) months prior to the termination of Employee’s employment.

8.    No Hardship To Employee

Employee agrees that enforcement of any of the restrictive covenants in the Covenant Agreement or the Covenant Agreement shall not cause Employee any hardship, and because of Employee’s background and experience shall not in any manner preclude Employee, in the event that Employee’s employment with the Company is terminated for any reason, from becoming gainfully employed in such manner and to such extent as shall provide Employee with a standard of living of at least the sort and fashion to which Employee has become accustomed.

9.    Survival of Restrictive Covenants

The restrictive covenants contained in the Covenant Agreement and Covenant Agreement shall survive the termination of Employee’s employment, whether terminated by Employee or the Company for any reason (with or without Case or Good Reason (as such terms are defined in the Employment Agreement between the Company and Employee of even date herewith).

10.  Return Of the Company’s Property

Upon termination of Employee’s employment for any reason or upon the Company’s earlier request, Employee shall immediately provide the Company with all documents and data (including originals, photocopies, hard copies and electronic versions) of any nature pertaining to Employee’s work with the Company, whether or not created by Employee, including, without limitation, documents and data pertaining to the Company’s customers.

11.  Waiver

The waiver by the Company of a breach of any provision of this Covenant Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12.  Entire Covenant Agreement

This Covenant Agreement, the Employment Covenant Agreement, and the Restricted Unit constitute the entire understanding between the parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Covenant Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.

13.  Assignability

Unless the Company expressly indicates otherwise in writing, the Company’s rights and obligations under this Covenant Agreement shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Employee may not assign any rights or obligations under this Covenant Agreement without the Company’s prior written consent. This Covenant Agreement shall survive the termination of Employee’s employment, regardless of the reason for such termination.

14. Remedies For Breach

Employee agrees that any breach of this Covenant Agreement would cause irreparable harm to the Company and that, in the event of such breach, the Company shall have, in addition to all other remedies at law, the right to an injunction, specific performance, or other equitable relief, without the necessity of posting a bond, to prevent or redress Employee’s violation.

15. Severability

If any provision of this Covenant Agreement is declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions. Such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the extent possible.

16. Opportunity To Consult With Counsel

The Company encourages Employee to consult with counsel of Employee’s choice, at Employee’s expense, concerning the terms and conditions of this Covenant Agreement including, but not limited to, the restrictive covenants in paragraphs 3, 4, 5, 6 and 7. Employee acknowledges having had ample time to do so.

17. Governing Law

This Covenant Agreement is being executed in the State of Illinois and shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

L. Allen Baker, Jr.		Date

LTN STAFFING, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person

RESTRICTED UNIT AWARD AGREEMENT (EMPLOYEE)

THIS RESTRICTED UNIT AWARD AGREEMENT (the “Agreement”) is made as of May 27, 2009, by and between LTN Acquisition, LLC, a Delaware limited liability company (the “Company”), and L. Allen Baker, Jr. (the “Recipient”):

WHEREAS, the Recipient is employed by LTN Operating Co., LLC, a wholly-owned subsidiary of the Company (the “Employer”); and

WHEREAS, the Company believes it to be in the best interests of the Company and its members for certain individuals to obtain or increase their equity ownership in the Company in order that they will thus have a greater incentive to work for and manage the affairs of the Company and/or its subsidiaries; and to that end the Company has adopted the LTN Acquisition, LLC Ownership Incentive Plan (the ‘‘Plan”).

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.            Defined Terms. For purposes of this Agreement, the following terms shall be defined as follows:

(a)           “Agreement’’ as defined in the introductory paragraph hereof.

(b)           “Cause” shall have the meaning provided in the Employment Agreement by and between the Recipient and Employer.

(c)           “Change of Control” shall have the meaning provided in the Employment Agreement by and between the Recipient and Employer.

(d)           “Closing” as defined in Section 3.

(e)           “Company” as defined in the introductory paragraph hereof.

(f)           “Employer” as defined in the first recital paragraph hereof.

(g)           “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 17, 2007, as amended from time to time.

(h)           “Plan” as defined in the second recital paragraph hereof.

(i)           “Recipient” as defined in the introductory paragraph hereof.

(j)           “Restricted Units” as defined in Sections 2 and 6.

(k)           “Restrictions” as defined in Section 5.

Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

2.            Award of Units. The Company hereby grants to Recipient a total of 87,010 Class B Units (the “Restricted Units”), subject to the terms and conditions detailed below, and the provisions of the Plan and of the LLC Agreement.

3.            Closing. The issuance of the Restricted Units (the “Closing”) shall occur simultaneously with and be conditioned upon the execution of this Agreement, and if the Recipient is not already a party to the LLC Agreement, the execution and delivery to the Company of a Joinder Agreement. If applicable, within 30 days of the date hereof, if the Recipient is a U.S. taxpayer, Recipient shall make an effective election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (an “83(b) Election”). Recipient shall promptly deliver a copy of such Section 83(b) Election to the Company.

4.            Vesting.

(a)           25% of the Restricted Units shall vest on the date hereof, and the remaining Restricted Units shall vest at a rate of 25% per year on each of the First three anniversaries of the date hereof; provided, that all of the Restricted Units shall be deemed to have vested and shall vest upon a Change of Control.

(b)           All Restricted Units that vest in accordance with Section 4(a) shall be considered Vested Class B Units for purposes of the LLC Agreement and shall remain subject to the Restrictions set forth in Section 5.

5.            Restrictions. In addition to any restrictions set forth in this LLC Agreement or required pursuant to applicable law, the Restricted Units are being awarded to Recipient subject to the transfer and forfeiture conditions set forth in Sections 5(a) and 5(b) (the ‘‘Restrictions”).

(a)           Transfer. Other than to a Permitted Transferee in accordance with the LLC Agreement, Recipient may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise Transfer any of the Restricted Units without the prior written consent of the Company.

(b)           Forfeiture. If Recipient’s employment with the Employer shall terminate for any reason whatsoever, all unvested Restricted Units shall be deemed to have been forfeited. Additionally, if Recipient’s employment with the Employer is terminated by the Employer for Cause, all vested Restricted Units shall be deemed to have been forfeited.

6.            Adjustments. The term “Restricted Units” shall include any units or other securities, if any, that Recipient receives or becomes entitled to receive as a result of Recipient’s ownership of the original Restricted Units by reason of any distribution or split of units, recapitalization, reorganization, merger, consolidation, conversion, split-up, combination or exchange of units, or any similar change affecting such units or other securities.

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7.            Restrictive Legend. If the Board of Managers determines that the Class B Units shall be represented by certificates, any certificates representing the Restricted Units shall be registered in the Recipient’s name and shall be inscribed with a legend evidencing the Restrictions in addition to any other legend which is required to be included by the LLC Agreement or by applicable law.

8.            Withholding Taxes. The grant of the Restricted Units and the lapse of Restrictions thereon, shall be conditioned further on any applicable withholding taxes having been collected by lump sum payroll deduction or direct payment by the Recipient to the Employer, provided, however, that the Company agrees that, based on Recipient’s timely and valid filing of an effective 83(b) Election, for federal tax purposes (and any similar provisions of state or local tax laws), it shall not (and shall cause Employer not to) treat the grant of the Restricted Units and the lapse of Restrictions as a taxable event and the Company and Recipient will comply with the requirements of Revenue Procedure 93-27, 1993-2 C B 343 and 2001-43, 2001-2 CB 191.

9.            Unitholder Rights.

(a)           Upon the Closing, Recipient shall have (i) all of the rights and status as a holder of unvested Restricted Class B Units with respect to the unvested Restricted Class B Units and (ii) all of the rights and status as a holder of Vested Class B Units with respect to Vested Class B Units, in each case as such rights and status are provided in this Agreement and the LLC Agreement.

(b)           The granting of the Restricted Units does not confer upon Recipient any right to continue in the employ of the Company or any subsidiary.

IN WITNESS WHEREOF, the parties have caused this Award to be effective as of the day and year first above written.

LTN ACQUISITION, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person

RECIPIENT

L. Allen Baker, Jr.

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FIRST AMENDMENT

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

LTN ACQUISITION, LLC

This First Amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of LTN Acquisition, LLC, a Delaware limited liability company (the “Company”), is hereby approved and adopted as of the 27th day of May, 2009.

WHEREAS, the Members of the Company have previously entered into an Amended and Restated Limited Liability Company Agreement dated as of October 17, 2007 (the “Agreement”); and

WHEREAS, pursuant to Section 15.2(a) of the Agreement, the Board of Managers of the Company may amend the Agreement as provided herein upon the execution of written approval hereof, which approval must include the consent of the Weatherly Board Members (as defined in the Agreement); and

WHEREAS, the Board of Managers (including the Weatherly Board Members) has approved the amendments to the Agreement set forth herein.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 7.1(b)(i) of the Agreement is hereby amended by deleting ‘“$10 per Class A Unit” and replacing it with “$2.50 per Class A Unit”.

2.	Section 7.1(b)(ii) of the Agreement is hereby amended and restated to read in its entirety as follows:

“7.1(b)(ii) Second, to Members holding Class A Units and Class B Units (issued in connection with the revaluation of the Company’s assets on April 30, 2009, such that each Class A Unit’s Capital Account immediately after the revaluation equals $2.50 and that each Class B Unit’s Capital Account equals to $-0-) in proportion to their Fully Diluted Membership Percentage Interests (determined by excluding all other Class B Units other than those issued in connection with the revaluation on April 30, 2009) until the Class A Units receive cumulative distributions under (i) and this (ii) equal to $10 per Class A Unit subject to the following sentence. If any Class B Units are issued subsequent to April 30, 2009, then distributions under this Section 7.1(b)(ii) shall be made in a similar fashion to that set forth above but after taking into account the revaluation of the Company’s assets and resetting of the Capital Accounts of the Members holding Class A Units and previously issued Class B Units and the establishment of a Capital Account of $-0- for the new Class B Units to be issued as profits interests, so that Class B Members will only share in distributions pursuant to this Section 7.1(b)(ii) to the extent of Company Profits (net of Losses) and increases in the value of the Company’s assets (net of decreases in the value of the Company’s assets) after a revaluation of the Company’s assets over and above the value of the Company’s assets (adjusted for distributions) on the date of issuance of their Class B Units; and.”

3.	Section 8.1(a) of the Agreement is hereby amended by adding the following as a new subsection (iii) thereunder:

“8.1(a)(iii) Notwithstanding anything in this Agreement to the contrary, if the amount of the Net Losses actually allocated to any Class B Member with respect to any Fiscal Year or applicable portion thereof is less than the amount of the Company’s Net Losses for such period multiplied by such Member’s Fully Diluted Membership Percentage Interest during such period (such difference cumulatively for all periods of the Company being a “Profits Deficiency”), then until cumulative Net Profits allocated pursuant to this Section 8.1(a)(iii) equals the amount of the Profits Deficiency, Net Profits shall be allocated among the Members without a Profits Deficiency in accordance with their Fully Diluted Membership Percentage Interests (determined by excluding the Class B Units held by a Member with a Profits Deficiency).

4.	Section 8.1(b)(ii) of the Agreement is hereby amended and restated to read in its entirety as follows:

“8.1(b)(ii) Second, to the Members in accordance with their Fully Diluted Membership Percentage Interests; provided that if such allocation would cause the Capital Account balances of any Member to be less than zero, the amount of such allocation that would cause the Capital Account balance to be less than zero shall be recorded as a Profits Deficiency and the amount of the Profits Deficiency in any given period shall not be allocated to such Member and shall be reallocated among the Members who have positive Capital Accounts in accordance with their Fully Diluted Membership Percentage Interests; and”

5.	Except as otherwise provided herein, all terms of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment may be executed by facsimile or pdf and in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, being all of the members of the Board of Managers, hereby approve this Amendment as of the date and year first written above.

MEMBERS OF THE BOARD OF MANAGERS:

Richard L. Baum, Jr.

/s/ Douglas E. Hailey
Douglas E. Hailey

/s/ Richard L. Baum, Jr.
Richard L. Baum, Jr.

/s/ Salvatore Carrao
Salvatore Carrao

/s/ Aaron Miller
Aaron Miller

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JOINDER AGREEMENT

By execution of this joinder Agreement, upon acknowledgement of same by LTN Acquisition, LLC, the undersigned hereby becomes a party to that certain Amended and Restated Limited Liability Company Agreement of LTN Acquisition, LLC dated as of October 17, 2007, as amended, among the Members listed on Exhibit A thereto and other Members of the Company (the “Agreement”) as if he was an original signatory thereto. The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Member under the Agreement.

Date: May 27, 2009

L. Allen Baker

Address for Notices:

L. Allen Baker, Jr.
1076 Manor Gate Point Colorado Springs, CO 80906

ACKNOWLEDGED:

LTN ACQUISITION LLC

By:	/s/ Richard L. Baum
Name:	Richard L. Baum
Title:	Authorized Member